SUPPLEMENT TO LEASE AGREEMENT-LE0603

THIS SUPPLEMENT TO LEASE AGREEMENT is made and effective as of January 1st, 2007, by and between Shanghai Yuan Hao Electronic Co., Ltd. (“Landlord”) and Shanghai Kai Hong Technology Co., Ltd. (“Tenant”).

RECITALS

A. Pursuant to a Lease Agreement (the “Lease”) dated as of June 28th, 2004, Landlord has leased to Tenant certain premises located at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone , Shanghai, China (the “Premises”).

B. Landlord and Tenant each desires to amend the Lease to provide for the safe and lawful disposal of all waste and scraps resulting from Tenant’s business conducted on the Premises, all on the terms and conditions contained in this Supplement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Supplement, the parties agree as follows:

1. Disposal of Waste and Scraps.

(a) Landlord shall collect, store, safeguard, transport and dispose of, in a safe and lawful manner, all waste and scraps, whether or not hazardous, of every kind and description, which result from or are produced by or arise in connection with Tenant’s business operations conducted on the Premises, including, but not limited to, those types of waste and scraps set forth on Exhibit A hereto, as the same may be amended from time to time by Tenant upon written notice to Landlord.

(b) Landlord shall have the right to retain such persons (collectively, the ”Agents” and individually, an “Agent”) as it may select to assist it in rendering its services under this Supplement; provided, however, that each such person shall be engaged in the rendering of such services as its principal business; provided, further, that the selection of each Agent shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld. Landlord shall cause each Agent to deliver to Tenant a writing agreeing to be bound by the provisions of this Supplement. Notwithstanding anything to the contrary in this Supplement, Landlord shall remain responsible for the rendering of services by the Agents in accordance with the terms of this Supplement. Landlord shall provide to Tenant a copy of each agreement with an Agent regarding the rendering of services in accordance with this Supplement.

(c) Landlord shall hold and maintain, and shall cause each Agent to hold and maintain, during the Term (as defined below) all governmental permits, licenses or approvals required to legally perform its duties under this Supplement and to comply with all laws, rules and regulations of all governmental authorities relating to the performance of its duties under this Supplement.

2. Books and Records.

(a) Landlord shall establish and maintain, and shall cause each Agent to establish and maintain, during the Term complete and accurate records relating to the services rendered by it under this Supplement.

(b) During the Term, and for five (5) years thereafter, Tenant and its representatives, accountants and attorneys shall have the right, during normal business hours, on twenty-four (24) hours prior written notice, to inspect, copy and make extracts from all such records, at the offices of Landlord set forth in Section 5(e), in order to verify compliance by Landlord and the Agents of their obligations under this Supplement.

(c) During the Term, Tenant shall have the right, at any time and without notice, to enter into and to inspect the premises of Landlord or any Agent in order to verify compliance by Landlord and the Agents of their obligations under this Supplement.

3. Term and Termination.

(a) Unless sooner terminated as provided below, the term (the "Term") of the Landlord’s rights and duties under Section 1 shall commence on the date hereof and end on December 31, 2007 and shall be renewed automatically thereafter for successive one (1) year terms unless written notice of termination is given by either party to the other not less than thirty (30) days before the end of the initial term or any subsequent one (1) year renewal term. Notwithstanding anything to the contrary in this Section 3(a), the Term shall end no later than June 28, 2009.

(b) The Term shall terminate prior to the expiration of its stated term at the option of either party, if the other party shall fail to perform in any material respect any material obligation to be performed by it under this Supplement and such failure is not cured within ten (10) days after written notice of such failure is given by the terminating party to the defaulting party.

4. Fees.

(a) Tenant shall pay to Landlord a management fee equal to two percent (2%) of any amounts actually paid to Agents and received from Agents by Landlord in connection with the disposal of waste and scraps under this Supplement.

(b) Tenant shall reimburse Landlord for all fees actually paid by Landlord to Agents in connection with the disposal of waste and scraps under this Supplement, less any amounts received by Landlord in connection therewith with the disposal thereof; provided, however, that such fees shall not exceed the amounts set forth on Exhibit A hereto without Tenant’s written consent. Landlord and Tenant shall review such fees in light of the market prices for such services on a quarterly basis; provided, however, that neither party shall be required to agree to an increase or decrease in the amount of such fees.

(c) Tenant shall pay all amounts due under this Section 4 within thirty (30) days after receipt of a written invoice therefore, together with such information (including invoices of the Agents) as Tenant reasonably requires to verify the amount due.

5. Miscellaneous.

(a) Landlord acknowledges that (i) it will obtain knowledge of confidential information of Tenant during the Term, including, but not limited to, designs and other data and information of a proprietary nature which is not generally known to the public ("Confidential Information"), and that (ii) maintenance of the proprietary character of the Confidential Information is important to Tenant and its business operations. Landlord shall keep secret all Confidential Information, shall not use Confidential Information for any purpose other than as expressly authorized hereunder and shall not disclose Confidential Information to anyone except to the extent required in performing services hereunder or the Confidential Information becomes publicly available through no fault of Landlord.

(b) Landlord shall indemnify Tenant and hold it harmless against and in respect of any and all payments, damages, demands, claims, losses, expenses, costs, obligations and liabilities (including, but not limited to, reasonable attorneys' fees and costs) which arise or result from or are related to any breach or failure by Landlord or any Agent to perform any of its obligations hereunder. Landlord shall reimburse Tenant on demand for any payment made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement (which shall be approved by Landlord, which approval shall not be unreasonably withheld) of claims, demands or actions in respect of any damages to which the foregoing indemnity relates. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of the indemnified party nor shall this section or any other provision of this Supplement be deemed or construed to be a waiver of any ground of defense by the indemnified party.

(c) Tenant shall promptly notify Landlord of the existence of any claim, demand or other matter involving liabilities to third parties to which Landlord’s indemnification obligations would apply and shall give Landlord a reasonable opportunity to defend the same at its own expense and with counsel of its own selection (who shall be approved by Tenant, which approval shall not be unreasonably withheld); provided, however, that Tenant at all times also shall have the right to fully participate in the defense at its own expense. If Landlord within a reasonable time after such notice fails to defend such claim, or fails to pursue such defense vigorously once commenced, Tenant shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account and at the risk and expense of Landlord. Except as provided in the preceding sentence, Tenant shall not compromise or settle the claim or other matter without the prior written consent of Landlord in each instance. If the claim is one that cannot by its nature be defended solely by Landlord, Tenant shall make available all information and assistance that Landlord reasonably may request; provided, however, that any associated expenses shall be paid by Landlord.

(d) This Supplement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, under-standings, negotiations and discussions, whether oral or written, relating to the subject matter of this Supplement. No supplement, modification, waiver or termination of this Supplement shall be valid unless executed by the party to be bound thereby.

(e) Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered to the party to whom it is directed at the address set forth on the signature page hereof or (ii) if given by telecopier, when such notice or other communication is transmitted to the telecopier number specified on the signature page hereof and the appropriate answer back or telephonic confirmation is received. Either party may change its address hereunder by giving written notice thereof to the other party.

(f) The rights and duties of each party under this Supplement are personal, and neither party shall assign or otherwise transfer any of its rights or delegate any of its duties hereunder (whether voluntarily or involuntarily) without the prior written consent of the other party in each instance. Subject to the foregoing, all of the terms, provi-sions and obligations of this Supplement shall inure to the benefit of and shall be binding upon the parties hereto and their respec-tive permitted successors and assigns.

(g) Any controversy arising out of or relating to this Supplement or the transactions contemplated hereby shall be referred to arbitration before the strictly in accordance with the terms of this Supplement. The board of arbitrators shall convene at a place mutually acceptable to the parties in. The parties hereto agree to accept the decision of the board of arbitrators, and judgment upon any award rendered here-under may be entered in any court having jurisdiction thereof. Neither party shall institute a proceeding hereunder until that party has furnished to the other party at least thirty (30) days prior written notice of its intent to do so.

(h) Each party hereby acknowledges and agrees that it would be difficult to fully compensate the other party for damages resulting from the breach or threatened breach of any provision of this Supplement and, accordingly, that each party shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages or being required to post any bond or undertaking in connection with any such action. This provision with respect to injunctive relief shall not diminish, however, the right of either party to any other relief or to claim and recover damages.

(i) No failure to exercise, and no delay in exercising, any right, power or remedy hereunder shall impair any right, power or remedy which any party may have, nor shall any such delay be construed as a waiver of any such rights, powers or remedies or an acquiescence in any breach or default under this Supplement. The rights and remedies herein specified are cumulative and not exhaustive of any rights or remedies that any party would have. No waiver of any of the provisions of this Supplement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(j) Landlord shall maintain at its sole expense policies of insurance in forms and with coverages that are customary for persons and entities participating in the collection, storage, safeguarding, transport and disposal of waste and scraps, but in no less an amount as may be necessary to hold Tenant harmless from any failure by Landlord or any Agent to fulfill its obligations under this Supplement. Landlord shall provide Tenant with a certificate of insurance or other written evidence of the coverage described herein as of the commencement of the Term and as of the annual renewal of such insurance policies. The policies shall provide that insurance coverage may not be canceled or be subject to a reduction of coverage or other material modification unless at least thirty (30) days' prior written notice is given to Tenant by the insurance carrier.

(k) Each party shall be responsible to ensure that the level of noise resulting from its activities under this Supplement complies with all applicable governmental laws, rules or regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed as of the date and year first set forth below.

TENANT:	SHANGHAI KAI HONG TECHNOLOGY CO., LTD. By _________________________________________ No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone

LANDLORD:	SHANGHAI YUAN HAO ELECTRONIC CO., LTD. By _________________________________________ No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, China

Exhibit A: Price for Disposal of Scraps

SKE Income	No.	Scraps	Unit Price	Company
	1	Carton	RMB0.80/kg	Shanghai Golden Material Recycle & Utilize Co., Ltd
	2	Lead Frame	RMB17.00/kg
	3	Carrier/Tape	RMB0.10/kg
	4	SUS316 steel	RMB10.50/kg
	5	Scrapped semi finished goods and finished goods	RMB40.00/kg
	6	Scrap -blue tape -epoxy solder -capillary -saw blade cut -saw blade arm	RMB90.00/kg RMB150.00/kg RMB12.00/kg RMB10.00/kg RMB2.00/kg	Shaoxin Hua Ting Mental Products Co., Ltd.
SKE Expenses	7	Compound	RMB1.60/kg	Shanghai Ju Lang Industrial and Trading Co., Ltd.
	8	Organic solvent (HW06)	RMB1,200/ton	Shanghai Lu Zou Environmental Engineering Co., Ltd.
	9	Plating waste (HW17)	RMB 450/ton

Party A: Shanghai Yuan Hao Electronic Co., Ltd Authorized Signature: _______________________ Dated: At the place of:	Party B: Shanghai Kai Hong Technology Co., Ltd. Authorized Signature: _______________________ Dated: At the place of:

Exhibit B: Schedule of Contracts and Qualification Certificates

1.	Schedule of contracts to be supplied
No.	Parties to the Contracts
1	• Shanghai Golden Material Recycle & Utilize Co., Ltd; and • Shanghai Yuan Hao Electronic Co., Ltd.
2	• Shanghai Ju Lang Industrial and Trading Co., Ltd.; and • Shanghai Yuan Hao Electronic Co., Ltd.
3	• Shaoxin Hua Ting Mental Products Co., Ltd. • Shanghai Yuan Hao Electronic Co., Ltd.
4	• Shanghai Lu Zou Environmental Engineering Co., Ltd.; and • Shanghai Yuan Hao Electronic Co., Ltd.

2.	Schedule of qualification certificates to be supplied
No.	Company	Certificate
1	Shanghai Golden Material Recycle & Utilize Co., Ltd.	Business License
2	Shanghai Ju Lang Industrial and Trading Co., Ltd.	Business Certificate for Dealing Hazardous Waste
3	Shaoxin Hua Ting Mental Products Co., Ltd.	Business License
4	Shanghai Lu Zou Environmental Engineering Co., Ltd.	Business License

Party A: Shanghai Yuan Hao Electronic Co., Ltd Authorized Signature: _______________________ Dated: At the place of:	Party B: Shanghai Kai Hong Technology Co., Ltd. Authorized Signature: _______________________ Dated: At the place of: